EXHIBIT 99.1

David P. Reed	Phil Bourdillon/Gene Heller
President, North American Operations	Silverman Heller Associates
(714) 549-0421, x8245	(310) 208-2550

CERADYNE, INC. RECEIVES $7.3 MILLION ESAPI ORDER

Costa Mesa, Calif.—May 21, 2009—Ceradyne, Inc. (NASDAQ: CRDN) received a $7.3 million ESAPI (Enhanced Small Arms Protective Inserts) order scheduled to be delivered in the third quarter of 2009. This order is a delivery order issued by the Defense Supply Center Philadelphia against a larger ID/IQ (Indefinite Delivery/Indefinite Quantity) three-year contract issued in December 2007. Ceradyne’s practice is to only book firm delivery orders such as the above $7.3 million as backlog for scheduled delivery.

David P. Reed, Ceradyne President North American Operations, commented: “We are very pleased to have received this order and believe we will continue to ship this ESAPI product on time with the high standards of quality required. Based on non-binding conversations with the government, we believe that there will be additional delivery orders against the blanket ID/IQ contract this year.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements.  These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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